Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bookham, Inc. for the resale of 764,951 common stock and to the incorporation by reference therein of our reports dated September 8, 2005, with respect to the consolidated financial statements and schedule of Bookham, Inc., Bookham, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bookham, Inc., included in its Annual Report (Form 10-K) for the year ended July 2, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP	Ernst & Young LLP
Reading, England
April 21, 2006